                                 SCHEDULE 13D/A
                                 (Rule 13d-101)


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934
                                 Amendment No. 2
                                              ---

                       Chicago Bridge & Iron Company N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value NLG .01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   N19808109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Richard E. Blohm, Jr., 1415 Louisiana Street, Suite 3000,
                       Houston, Texas 77002 (713) 739-6500
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 30, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box following box. [ ]


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                SEC 1746 (12-91)

----------------------                                       -------------------
 CUSIP No.  N19808109             SCHEDULE 13D                Page 2 of 7 Pages
----------------------                                       -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Farinvest, Ltd.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

       NUMBER OF               0
        SHARES           -------------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER
       OWNED BY
         EACH                  0
       REPORTING         -------------------------------------------------------
        PERSON           9     SOLE DISPOSITIVE POWER
         WITH
                               0
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
 CUSIP No.  N19808109             SCHEDULE 13D                Page 3 of 7 Pages
----------------------                                       -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Farinvest N.V.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

       NUMBER OF               0
        SHARES           -------------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER
       OWNED BY
         EACH                  0
       REPORTING         -------------------------------------------------------
        PERSON           9     SOLE DISPOSITIVE POWER
         WITH
                               0
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
 CUSIP No.  N19808109             SCHEDULE 13D                Page 4 of 7 Pages
----------------------                                       -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wedge Engineering B.V.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

       NUMBER OF               0
        SHARES           -------------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER
       OWNED BY
         EACH                  4,352,764
       REPORTING         -------------------------------------------------------
        PERSON           9     SOLE DISPOSITIVE POWER
         WITH
                               0
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               4,352,764
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,352,764
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        Approximately 20.4%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
 CUSIP No.  N19808109             SCHEDULE 13D                Page 5 of 7 Pages
----------------------                                       -------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Issam M. Fares

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Lebanon
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

       NUMBER OF               0
        SHARES           -------------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER
       OWNED BY
         EACH                  4,352,764
       REPORTING         -------------------------------------------------------
        PERSON           9     SOLE DISPOSITIVE POWER
         WITH
                               0
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               4,352,764
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,352,764
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        Approximately 20.4%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 2 to the statement on Schedule 13D (the "Statement"), originally filed on January 8, 2001 and amended on February 14, 2001 (the "Original Statement"), is filed by Farinvest, Ltd., a Cayman Islands company ("Farinvest"), Farinvest N.V., a Netherlands Antilles company ("Farinvest N.V."), WEDGE Engineering B.V., a Netherlands company ("WEDGE Engineering") and Issam M. Fares (together with Farinvest, Farinvest N.V. and WEDGE Engineering, the "Reporting Persons") and relates to the Common Stock, par value NLG .01 per share (the "Common Stock"), of Chicago Bridge & Iron Company N.V., a Company organized under the laws of the Netherlands (the "Issuer" or "CB&I"). The Original Statement is hereby amended as set forth below. Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Original Statement.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended by the addition of the following at the end thereof:

         On November 30, 2001, 837,692 shares of Common Stock held by Farinvest were transferred to Farinvest N.V. as an intercompany transfer. Farinvest N.V. then transferred the 837,692 shares to WEDGE Engineering B.V. as an intercompany transfer.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby deleted in its entirety and replaced with the following:

         (a) As set forth herein, WEDGE Engineering owns 4,352,764 shares of Common Stock of the Issuer, which represents approximately 20.4% of the outstanding Common Stock (based upon the number of shares of Common Stock outstanding as of September 4, 2001, as represented by the Issuer). See Item 3.

                  As set forth herein, Issam M. Fares beneficially owns an aggregate of 4,352,764 shares of Common Stock, constituting approximately 20.4% of the Common Stock (based upon the number of shares of Common Stock outstanding as of September 4, 2001, as represented by the Issuer). See Item 3.

         (b) Mr. Fares may be deemed to beneficially own and thereby share voting and dispositive power over the shares of Common Stock described herein which are held by WEDGE Engineering. See Item 2.

         (c) See Item 3.

         (d) and (e)  Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  December 10, 2001.

                                       FARINVEST, LTD.

                                       By: Issam M. Fares, its Managing Director



                                           By: /s/ RICHARD E. BLOHM, JR.
                                               -------------------------
                                               Richard E. Blohm, Jr.
                                               Attorney-in-Fact

                                       FARINVEST N.V.

                                       By: Issam M. Fares, its Managing Director



                                           By: /s/ RICHARD E. BLOHM, JR.
                                               -------------------------
                                               Richard E. Blohm, Jr.
                                               Attorney-in-Fact

                                       WEDGE ENGINEERING B.V.

                                       By: Minefa Holding, B.V.,
                                           its Managing Director

                                           By: Issam M. Fares,
                                               its Managing Director

                                               By: /s/ RICHARD E. BLOHM, JR.
                                                   -------------------------
                                                   Richard E. Blohm, Jr.
                                                   Attorney-in-Fact

                                       ISSAM M. FARES


                                       By: /s/ RICHARD E. BLOHM, JR.
                                           -------------------------
                                           Richard E. Blohm, Jr.
                                           Attorney-in-Fact


                                       7